                                                                    Exhibit 99.1

                          [LETTERHEAD OF OUTPOST.COM]

                                                                  Email Contact:
                                                               press@outpost.com


   OUTPOST.COM REPORTS FINANCIAL RESULTS FOR FIRST QUARTER ENDED MAY 31, 2001

Kent, CT July 16, 2001 - Outpost.com (Nasdaq: COOL) Cyberian Outpost, Inc. a leading global Internet retailer of high-end technology products, today announced unaudited financial results for the first quarter ended May 31, 2001.

Net sales for the first quarter ended May 31, 2001 were $63.7 million, a decrease of $1.3 million compared to $65.0 million in Q1 2000. The Company reported a net loss, excluding charges for impairment of goodwill and restructuring charges, of ($10.2) million for the quarter and basic and diluted net loss per share of ($0.32), versus a net loss of ($7.4) million and basic and diluted net loss per share of ($0.26) a year ago. Including charges for impairment of goodwill and restructuring charges, the quarterly net loss was ($27.4) million or ($0.87) per share. Gross margin for the quarter was 14.0% vs. 13.4% during Q1 2000.

During the quarter, Outpost added approximately 106,000 new customers bringing its total customer base to over 1.4 million. The Company's repeat buying rate remained strong with 56% of quarterly product sales coming from existing satisfied customers.

On April 13, 2001, the Company implemented a restructuring plan and incurred a restructuring charge of $2.3 million. In connection with the restructuring plan, the Company has re-focused its business on its core business-to-consumer sector and has significantly curtailed its business-to-business operations, OutpostPro.com Inc. As a result, the Company recorded an impairment charge of $14.9 million for the unamortized goodwill associated with the purchase of that business which is included in the $27.4 million loss for the quarter ended as of May 31, 2001. In addition, the Company recorded additional one-time charges totaling $2.1 million related to the write-off of receivables, liquidation of inventory and key employee retention during the quarter ended May 31, 2001.

On May 29, 2001, the Company signed a definitive merger agreement with PC Connection, Inc., a direct marketer of information technology products and solutions to business, education, government and consumer end users located primarily in the United States. The completion of this merger is subject to a number of closing conditions, including approval by the Company's stockholders. Provided that the merger is approved by the Company's stockholders and all other conditions to closing are satisfied or waived, the merger is expected to be completed by the end of October 2001. However, because many of the closing conditions are beyond the control of the Company, there can be no assurance that the merger will be completed by the end of October 2001, or at all. If the Company is unable to close the merger or to obtain additional financing or complete another sale or merger transaction, it is unlikely that the Company would be able to continue as a going concern. For additional details regarding the merger please refer to the Form S-4 filed with the SEC by PC Connection, Inc on June 19, 2001.

For the month ending June 30, 2001, the Company recorded unaudited net sales of approximately $13,000,000. Market conditions and the unpredictable economic environment preclude the Company from making meaningful estimates for fiscal 2002 at this time.
--------------------------------------------------------------------------------

"Safe Harbor" Statement

This press release contains forward-looking statements, including statements about our first quarter results, the proposed merger with PC Connection, Inc. and the results for the month ending June 30, 2001. Some of these forward-looking statements are based on unaudited financial information. The statements in this release are not guarantees of future performance and actual results could differ materially from current expectations as a result of numerous factors, including, among others:

  . the uncertainty of the Company's ability to close the merger with PC Connection, Inc.;

  .  the uncertainty of the Company's ability to continue as a going concern;

  . the possibility of the delisting of the Company's common stock from The Nasdaq National Market;

  . the effect that the Company's current financial condition will have on the willingness of customers to purchase products from Outpost.com; and

  . the effect that the Company's current financial condition may have on its relationships with vendors and suppliers and their willingness and ability to supply the Company with inventory.

All information set forth in this press release is as of July 16, 2001 and the Company undertakes no duty to update this information unless required by law.

Notes on Financial Presentation

Historical results of operations are preliminary and unaudited. Financial results are prepared in accordance with accounting principles generally accepted in the United States of America. Certain prior period balances have been reclassified to conform to the current period's presentation.

In February 2001 the Company changed its accounting policy for classifying shipping revenue in accordance with Emerging Issues Task Force Issue 00-10 ("EITF 00-10") "Accounting for Shipping and Handling Fees and Costs". The Company was required by the EITF to adopt this accounting change in the fourth quarter. Shipping revenue had historically been netted against shipping costs in the "Sales and marketing" classification on the income statement. Due to classification of shipping revenue as net sales, prior period gross profit as well as sales and marketing expense amounts have changed. Application of this accounting change is a reclassification on the statement of operations and does not affect the net losses previously reported.

About Outpost.com

Outpost.com, established in 1995, is a leading Internet retailer of consumer technology products. Outpost.com has been named the top-rated consumer shopping experience on the Web by the on-line shoppers' rating service Bizrate.com, receiving the "Circle of Excellence Award" for Holiday 2000 and the 1999, 2000 and 2001 #1 PowerRanking for Computing by Forrester Research. Outpost.com's 24/7 Customer Service Center and free overnight delivery service for in stock products over $100 is unmatched in the industry. Today, Outpost.com has an existing customer base of over 1.4 million. The Company has partnered with leading consumer electronics retailer Tweeter Home Entertainment Group expanding its clicks and mortar presence. As a full service provider (FSP), Outpost.com provides its partners with e-commerce solutions encompassing site design, site maintenance, order management and fulfillment.

                                  OUTPOST.COM

                          Consolidated Balance Sheets
                                (In thousands)

                                                                                      May 31,      February 28,
                                                                                        2001           2001
                                                                                        ----           ----
                                                                                     (Unaudited)
                                     Assets
Current Assets:
  Cash and cash equivalents.......................................................    $   4,556       $ 21,970
  Accounts receivable, net........................................................        7,014         15,762
  Inventories.....................................................................        4,517         15,234
  Prepaid expenses and other current assets.......................................          498            692
                                                                                      ---------       --------
     Total current assets.........................................................       16,585         53,658
Property and equipment, net.......................................................       21,086         20,580
Goodwill..........................................................................           --         15,224
Other assets......................................................................          278            243
                                                                                      ---------       --------
     Total assets.................................................................    $  37,949       $ 89,705
                                                                                      =========       ========

                   Liabilities and Stockholders' Equity
Current Liabilities:
  Current portion of capital lease obligations....................................    $     604       $    696
  Accounts payable................................................................       15,075         37,372
  Accrued expenses and other current liabilities..................................        4,059          6,080
                                                                                      ---------       --------
     Total current liabilities....................................................       19,738         44,148
Capital lease obligations, excluding current portion and other long-term debt.....          297            389
                                                                                      ---------       --------
     Total liabilities............................................................       20,035         44,537
Minority interest.................................................................        3,775          3,603
Stockholders' equity:
  Common stock....................................................................          317            317
  Additional paid-in capital......................................................      141,188        141,172
  Accumulated deficit.............................................................     (127,366)       (99,924)
                                                                                      ---------       --------
     Total stockholders' equity...................................................       14,139         41,565
                                                                                      ---------       --------
     Total liabilities and stockholders' equity...................................    $  37,949       $ 89,705
                                                                                      =========       ========

                                  OUTPOST.COM

                     Consolidated Statements of Operations
                     (In thousands, except per share data)
                                  (Unaudited)

                                                                                        Three Months Ended
                                                                                      May 31,         May 31,
                                                                                       2001            2000
                                                                                       ----            ----
Net sales........................................................................    $  63,714       $ 64,994
Cost of sales....................................................................       54,787         56,295
                                                                                     ---------       --------
  Gross profit...................................................................        8,927          8,699
Operating expenses:
  Sales and marketing............................................................       11,284         10,917
  General and administrative.....................................................        3,887          2,768
  Technology and development.....................................................        3,631          2,916
  Amortization of goodwill.......................................................          285              -
  Impairment of goodwill.........................................................       14,939              -
  Restructuring charges..........................................................        2,290              -
                                                                                     ---------       --------
     Total operating expenses....................................................       36,316         16,601
                                                                                     ---------       --------
  Operating loss.................................................................      (27,389)        (7,902)
Other income, net................................................................          119            637
                                                                                     ---------       --------
  Net loss before minority interest..............................................      (27,270)        (7,265)
Minority interest................................................................         (172)          (100)
                                                                                     ---------       --------
  Net loss.......................................................................     ($27,442)       ($7,365)
                                                                                     =========       ========
Basic and diluted net loss per share.............................................       ($0.87)        ($0.26)
                                                                                     =========       ========
Weighted average shares outstanding..............................................       31,667         28,014
                                                                                     =========       ========